              [LETTERHEAD OF AMSOUTH BANCORPORATION APPEARS HERE]

                                   EXHIBIT 5


                                 May 14, 1997


AmSouth Bancorporation
AmSouth-Sonat Tower
1900 Fifth Avenue, North
Birmingham, Alabama  35203

Dear Sirs:

         I am Counsel to AmSouth Bancorporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 under the Securities Act of 1933 (the "Act") of up to 200,000 shares (the
"Shares") of Common Stock, par value $1.00 per share, of the Company, to be issued in accordance with the terms of the Company's
Employee Stock Purchase Plan (the "Plan"), and 200,000 related preferred stock purchase rights (the "Rights ") to be issued pursuant to the Stockholder Protection Rights Agreement dated as of June 15, 1989 (the "Rights Agreement"), between the Company and AmSouth Bank of Alabama (formerly AmSouth Bank, National Association), as Rights Agent (the "Rights Agent"). I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Upon the basis of such examination, I advise you that, in my opinion:

         (1) When the Registration Statement on Form S-8 relating to the Shares and the Rights (the "Registration Statement") has become effective under the Act, and the Shares have been duly issued as contemplated by the Registration Statement and the Plan, the Shares will be validly issued, fully paid and nonassessable.

         (2) Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the Shares have been validly issued as contemplated by the Registration Statement and the Plan, the Rights attributable to the Shares will be validly issued.

         In connection with my opinion set forth in paragraph (2) above, I note that the question whether the Board of Directors of the Company might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

         The foregoing opinion is limited to the Federal laws of the United States and the General Corporation Law of the State of Delaware, and I am expressing no opinion as to the effect of the laws of any other jurisdiction.

AmSouth Bancorporation
May 14, 1997
Page Two


         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

                                                     Very truly yours,



                                                     /s/Carl L. Gorday
                                                     --------------------------
                                                     Carl L. Gorday
                                                     Counsel